UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/19/2009

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2009, the Compensation Committee of the Board of Directors of CDI Corp. (the "Company" or "CDI") approved certain changes in connection with the Employment Agreement dated as of January 1, 2008 between the Company and its CEO, Roger H. Ballou. Those changes relate to the shares of Performance-Contingent Deferred Stock ("PCDS") which Mr. Ballou may earn based on the performance of the Company in 2009. The dollar value of PCDS which Mr. Ballou may earn if CDI achieves its target level of performance in 2009 has been reduced from $1,218,750 to $453,112 (the maximum payout was reduced from $1,968,750 to $1,045,293 and the payout for threshold performance was reduced from $468,750 to $130,931). The level of pre-tax profits which the Company must achieve in order for the CEO to receive his target number of shares of PCDS was reduced from $78,000,000 to $25,700,000 reflecting the impact of the economic downturn on CDI in 2009 (the threshold level of pre-tax profits required in order to receive any PCDS was reduced from $70,200,000 to $23,150,000 and the maximum level of pre-tax profits above which no additional PCDS may be earned was reduced from $85,800,000 to $28,270,000).

Under his Employment Agreement, any shares of PCDS which Mr. Ballou may earn with respect to the Company's 2009 performance will vest on December 31, 2010. Upon vesting, shares of PCDS are converted into shares of CDI common stock on a one-for-one basis.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 25, 2009	By:	/s/ Cecilia J. Venglarik
Cecilia J. Venglarik
Senior Vice President, Human Resources